Exhibit 10.22
This SUBLICENSE AGREEMENT (the “Agreement”) effective as of February 19, 2019 (the “Effective Date”) is entered into by and between Moleculin Biotech Inc., (“MBI”) having a business address of 5300 Memorial Drive, Suite 950 Houston, TX 77007 and Animal Life Sciences, LLC (“ALI”), a Nevada limited liability company, having a business address of 8200 Westglen Dr. Houston, TX 77063. MBI and ALI are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, subject to the MD Anderson License Agreements (defined below), MBI has obtained a license to research, develop, make, have made, use, offer to sell, sell, export and/or import and commercialize Licensed Products within the Licensed Territory for use within the Licensed Field under Patent Rights;
WHEREAS, ALI wishes to obtain a sublicense from MBI to research and develop, manufacture, have manufactured, use, export/import, offer to sell and/or sell the Sublicensed Products under the Sublicensed Subject Matter in the Sublicensed Field within the Sublicensed Territories;
WHEREAS, MBI and ALI wish to share Development Data;
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties agree as follows:
Article I.
DEFINITIONS
As used in this Agreement, the following terms have the meanings indicated:
1.“Additional Patents” has the meaning set forth in Section 5.2 of this Agreement.
2.“Agreement” has the meaning set forth in the header of this Agreement.
3.“April 2012 Agreement” means the Patent and Technology License Agreement dated April 2, 2012 entered into by and between Intertech Bio Corp. on the one hand and Board on behalf of UTMDACC on the other hand, and any amendments thereto. The April 2012 Agreement was assigned to MBI pursuant to the November 2015 Assignment.
4.“Board” means the Board of Regents of the System.
5.“Calendar Quarter” means a period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 or October 1; provided, however, that the first Calendar Quarter under this Agreement shall commence upon the Effective Date of this Agreement, and the last Calendar Quarter shall extend from the first day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement
6.“Claims” has the meaning set forth in Section 11.1 of this Agreement.

7.“Commercially Reasonable Development Efforts” means carrying out of obligations or tasks consistent with the reasonable best practices of the pharmaceutical industry for the development and/or commercialization of a pharmaceutical product having similar market potential, profit potential or strategic value as the applicable Sublicensed Product in the Sublicensed Field based on conditions then prevailing. Commercially Reasonable Efforts requires that ALI, at a minimum: (a) determine the general industry practices with respect to the applicable activities; (b) reasonably promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (c) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations; and (d) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.
8.“Confidential Information” means: (1) all information contained in documents marked "confidential" and disclosed by such party to the other party pursuant to this Agreement; (2) orally disclosed information which is disclosed by such party to the other party pursuant to this Agreement, summarized in writing, identified as "confidential" and delivered to recipient party.
9.“Development Data” means any data, information or know-how resulting from the research and development of the Sublicensed Subject Matter or Sublicensed Products.
10.“Development Deadline” has the meaning set forth in Section 2.4 of this Agreement.
11.“Effective Date” is as defined in the Header of this Agreement.
12.“February 2018 Agreement” means the Patent and Technology License Agreement dated February 12, 2018 entered into by and between MBI on the one hand and the Board on behalf of UTMDACC on the other hand, and any amendments thereto.
13.“Force Majeure Event” has the meaning set forth in Section 14.9 of this Agreement.
14.“Government” has the meaning set forth in Section 9.1 of this Agreement.
15.“Indemnified Party” has the meaning set forth in Section 11.1 of this Agreement.
16.“Indemnifying Party” has the meaning set forth in Section 11.1 of this Agreement.
17.“Licensed Field” has the meaning set forth in the MD Anderson License Agreements.
18.“June 2010 Agreement” means the Patent and Technology License Agreement dated June 21, 2010 entered into by and between MBI on the one hand and the Board on behalf of UTMDACC on the other hand, and any amendments thereto.
19.“June 2017 Agreement” means the Patent and Technology License Agreement dated June 29, 2017 entered into by and between MBI on the one hand and the Board on behalf of UTMDACC on the other hand, and any amendments thereto.
20.“Licensed Product(s)” has the meaning set forth in each of the MD Anderson License Agreements, collectively.

21.“Licensed Subject Matter” has the meaning set forth in each of the MD Anderson License Agreements, collectively.
22.“Licensed Territory” has the meaning set forth in the MD Anderson License Agreements, collectively.
23.“Losses” has the meaning set forth in Section 11.1 of this Agreement.
24.“MD Anderson License Agreements” means the June 2010 Agreement, April 2012 Agreement, June 2017 Agreement, and February 2018 Agreement, collectively.
25.“November 2015 Assignment” means the Assignment and Assumption Agreement dated November 17, 2015, entered into by and between MBI and Intertech Bio Corp., pursuant to which Intertech Bio Corp. assigned its rights, title and interest under the April 2012 Agreement to MBI.
26.“Parties” has the meaning in the Header of this Agreement.
27.“Party” has the meaning in the Header of this Agreement.
28.“Patent Rights” has the meaning set forth in each of the MD Anderson License Agreements, collectively.
29.“Phase II Study” means (a) that portion of the FDA submission and approval process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of a product for a particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21(b) or any future revisions or substitutes thereof; or (b) similar clinical study in any national jurisdiction other than the United States.
30.“Sale” or “Sold” means the transfer or disposition of a Sublicensed Product for value to a Third Party for purposes other than research and development.
31.“Sublicensed Field” means the use of Licensed Product for the treatment of cancer in non-human animals through any type of administration.
32. “Sublicensed Patent Rights” means MBI’s rights, as of the Effective Date of this Agreement, to Patent Rights in the Sublicensed Territory pursuant to the collective MD Anderson Agreements.
33.“Sublicensed Product(s)” means any product or service Sold or offered for Sale by ALI or its affiliates comprising, using or made through use of the Sublicensed Subject Matter pursuant to this Agreement.
34.“Sublicensed Subject Matter” means Sublicensed Patent Rights and/or Sublicensed Technology Rights.
35.“Sublicensed Technology Rights” means MBI’s rights, as of the Effective Date of this Agreement to Technology Rights pursuant to the collective MD Anderson License Agreements.
36.“Sublicensed Territory” means the world.

37.“System” means the University of Texas system.
38.“Technology Rights” has the meaning set forth in the MD Anderson License Agreements, collectively.
39.“Term” has the meaning set forth in Section 8.1 of this Agreement.
40.“Third Party” means a party, person or entity other than MBI or ALI or any of their respective affiliates.
41.“Third Party Indemnity Claim” has the meaning set forth in Section 11.1 of this Agreement.
42.“UTMDACC” means the University of Texas M.D. Anderson Cancer Center, a component of System.
Article II.
SUBLICENSE

1.Subject to the terms and conditions of this Agreement, MBI hereby grants to ALI an exclusive sublicense even as to MBI under the Sublicensed Subject Matter to research, develop, manufacture, have manufactured, use, import, offer to sell and/or sell Sublicensed Products within the Sublicensed Territory for use within the Sublicensed Field. For purposes of clarity, nothing herein shall restrict MBI, its sublicensees or their subcontractors from the research and development of a Sublicensed Product for use outside of the Sublicensed Field, including where such research and development includes the use of a Sublicensed Product in non-human animals.
2.The Parties agree that the scope of the license rights granted pursuant to this Sublicense Agreement do not exceed the scope of rights conferred to MBI pursuant to the collective MD Anderson License Agreements and such sublicense rights are subject to any and all restrictions and limitations set out therein.
3.The sublicense granted herein is subject to the timely payment by ALI to MBI of all consideration as provided herein (subject to any cure period, if applicable) and is further subject to the rights retained by the Board and UTMDACC as per the MD Anderson License Agreements including, without limitation, the right to (i) publish the general scientific findings from research and development related to the Sublicensed Subject Matter, subject to any confidentiality provisions set forth in each of the MD Anderson License Agreements; (ii) use Sublicensed Subject Matter for research, teaching, patient care and other academically-related purposes; and (iii) transfer Sublicensed Subject Matter to academic or research institutions for non-commercial purposes.

4.ALI hereby agrees that it must use Commercially Reasonable Development Efforts to develop and commercialize Sublicensed Products in the Sublicensed Territory within the Sublicensed Field within 5 years of the completion of any Phase II Study of the applicable Sublicensed Product, regardless of the party (including any Third Party) conducting such study (the “Development Deadline”). For the avoidance of doubt, ALI shall have no obligation to conduct any clinical studies of the Sublicensed Product. In the event that ALI fails to use Commercially Reasonable Development Efforts to develop a Sublicensed Product by the Development Deadline, MBI shall have the right to terminate this Agreement pursuant to the terms specified in Section 8.
Article III.
INFORMATION
1.Upon MBI’s written request, ALI shall furnish MBI with written reports summarizing the Commercially Reasonable Development Efforts and progress of the research and development and all efforts to develop and/or commercialize Sublicensed Products in the Sublicensed Territory within the Sublicensed Field. Such requests by MBI shall not be made more than one (1) time per Calendar Quarter during the term of this Agreement.
2.ALI hereby grants MBI the right to use Development Data provided by ALI for any purpose in any territory. Development Data shall be also shared with UTMDACC and the Board as may be required pursuant to each of the MD Anderson License Agreements. MBI shall have no obligation to provide support or assistance to ALI in connection with development of Sublicensed Products, except as may be set forth in a separate written agreement executed by the Parties.
Article IV.
COMPENSATION
4.1 In consideration for the research and development rights granted hereunder, upon the effective date, ALI shall issue to MBI membership interests representing 10% of the total membership interests of ALI. ALI agrees that MBI shall receive additional membership interests or equity interests in any successor entity or acquirer of ALI such that MBI shall at all times hold not less than 10% of the total membership interests of ALI or 10% of the equity interests in any successor entity or acquirer of ALI from the date hereof until the completion of the closing by ALI or any successor corporation or acquirer of ALI of one or more cash financings in which not less than $2.0 million is received by ALI or any successor corporation or acquirer of ALI. In addition, during the Term, MBI shall be entitled to any anti-dilution rights, price or share protection rights, or similar rights as are held by or granted to any current ALI members or equity or debt holders as of the date hereof. Upon the occurrence of any such transaction contemplated by this section, ALI shall cause any successor corporation or acquirer of ALI to assume in writing all of the obligations of ALI under this Section 4.1 pursuant to a written agreement in form and substance reasonably satisfactory to MBI prior to such transaction.
4.2 During the Term, to the extent MBI is required to make any payments to UTMDACC or the Board pursuant to Sections 4.1(d), (e), or (g) of any of the MD Anderson License Agreements or pursuant to Section 4.1(f)(3) of the February 2018 Agreement, or any other consideration, whether a milestone payment or royalty, is due to UTMDACC as a result of the research and development or Sale of a Sublicensed Product, ALI shall be required to advance such payments to MBI upon demand by MBI. In further consideration for the rights granted by MBI to ALI under this Agreement, ALI agrees to pay MBI a royalty percentage (to be calculated pursuant to the applicable MD Anderson License Agreement) in addition to the pass-through royalty required pursuant to the preceding sentence equal to 5.0% of Net Sales (as defined in the applicable MD Anderson License Agreement) of any Sublicensed Product.
Article V.
MAINTENANCE
1.MBI shall be responsible for the prosecution and maintenance of the Sublicensed Patent Rights, subject to Section 5.2 of this Agreement.
2.ALI shall consult with MBI in the event that ALI determines that any additional patent applications (“Additional Patents”) for the Sublicensed Subject Matter in the Sublicensed Field in the Sublicensed Territory should be filed. Should MBI and ALI agree that an Additional Patent covering an invention in the Sublicensed Territory shall be filed, then MBI, at all times subject to the terms of the MD Anderson License Agreements, will prepare and file appropriate patent applications. In such instance, ALI shall be responsible for all costs of searching, preparing, filing, prosecuting and maintaining the Additional Patents in the Sublicensed Territories. For purposes of clarity only, (i) ALI shall not be responsible for any part of the Annual Maintenance Fee, as that term may be defined in the MD Anderson License Agreements, and (ii) ALI shall not be responsible for any other costs specified under Article VI of each of the MD Anderson License Agreements unless such costs are specifically assigned to it under the terms of this Agreement.
Article VI.
USE OF NAME
1.ALI will not use the name of (or the name of any employee of) UTMDACC, System or the Board in any advertising, promotional or sale literature on its website or for the purposes of raising capital without the advanced express written consent of Board.
2.ALI will not use the name of MBI in any advertising, promotional or sale literature on its website or for the purposes of raising capital without the advanced express written consent of MBI.
Article VII.
ASSIGNMENT

1.Except in connection with the merger or acquisition of ALI by a Third Party, or the sale of all or substantially all of ALI's assets to which this Agreement relates to a Third Party, this Agreement may not be assigned by ALI without the prior written consent of MBI. For any assignment to be effective the assignee must assume in writing (a copy of which writing will be provided to MBI) all of ALI's interests, rights, duties, liabilities and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if the assignee were the original party (i.e., ALI) to the Agreement.

Article VIII.
TERM AND TERMINATION

1.The term of this Agreement shall commence as of the Effective Date and remain in full force and effect until expiration of the last patent within the Sublicensed Patents (“Term”) unless earlier terminated by either (i) termination of all of the agreements comprising the MD Anderson License Agreements, or (ii) pursuant to the terms of this Agreement.
2.Subject to any rights herein which survive termination, this Agreement will earlier terminate in its entirety:
a.Automatically, if ALI becomes bankrupt or insolvent and/or if the business of ALI shall be placed in the hands of a receiver or trustee, whether by voluntary act of ALI or otherwise; or
b.Upon thirty (30) calendar days written notice from MBI, if ALI materially breaches or defaults on any obligation under this Agreement including without limitation, ALI’s Commercially Reasonable Development Efforts, unless, before the end of such thirty (30) days period, ALI has cured the material default or breach to MBI’s reasonable satisfaction, and so notifies MBI, stating the manner of the cure; or
c.Immediately, upon written notice from MBI, if ALI or its affiliates brings any action before any court, agency or tribunal seeking to invalidate or otherwise challenge the enforceability of MBI’s, UTMDACC’s or the Board's ownership of any patent included in the Patent Rights. Any dispute regarding the validity, enforceability or ownership of any patent included in the Patent Rights shall be litigated in the courts located in Houston, Texas, and ALI agrees not to challenge personal jurisdiction in that forum. To the extent that ALI unsuccessfully challenges the validity or enforceability of any patent included in the Patent Rights, ALI agrees to reimburse MBI, UTMDACC and Board for all costs and fees (including attorney's fees) paid by MBI, UTMDACC and Board in defending against such challenge. ALI understands and agrees that, in the event ALI successfully challenges the validity or enforceability of any patent included in the Patent Rights, all payments or other consideration made or otherwise provided by ALI to MBI, UTMDACC or the Board prior to a final, non-appealable adjudication of invalidity and/or unenforceability shall be non-refundable.
1.Upon termination of this Agreement:
a.Nothing herein will be construed to release either Party of any obligation maturing prior to the effective date of termination;
b.all rights granted by MBI to ALI hereunder shall revert to MBI or otherwise cease and upon MBI’s written request ALI shall grant MBI a royalty free non-exclusive license to all ALI know-how and patents and trademarks (if any) related to Sublicensed Products, including the transfer of all Development Data, documentation and regulatory filings and registrations, and full rights therein, free of costs to MBI;
c.The Parties agree that provisions of Articles VI (Use of Name), XI (Indemnification) and XII (Confidentiality) of this Agreement shall survive termination of this Agreement;
d.ALI may for a period of one year after the effective date of termination, sell all Sublicensed Product(s) and parts thereof that it has on hand at the date of termination, if ALI pays the earned royalty thereon and any other amounts due pursuant to the terms of this Agreement; and

e.Subject to Section 8.3(d) above, ALI agrees to cease and desist any use and all sale of the Sublicensed Subject Matter and Sublicensed Products.
Article IX.
REPRESENTATIONS, WARRANTIES AND COVENANTS
1.Except for the rights of any party to the MD Anderson License Agreement, and the Government of the United States of America ("Government") as set forth below and except as may otherwise be set forth in this Agreement, MBI represents and warrants that:
a. MBI is the exclusive licensee of the Sublicensed Patent Rights and is entitled to grant the rights and licenses specified herein, subject to the terms and conditions of the collective MD Anderson License Agreements;
b. MBI has not entered into any agreement granting any rights, interest or claim in or to any Sublicensed Subject Matter, if any, to any Third Party that conflicts with the rights granted to ALI pursuant to this Agreement;
c. to MBI’s knowledge, the patents encompassed by the Sublicensed Patent Rights are, or upon issuance will be, valid, and enforceable patents and no Third Party is infringing any such Sublicensed Patent Rights or has challenged the scope, validity, or enforceability of such patents or Sublicensed Patent Rights.
2.ALI understands that the Sublicensed Patent Rights may have been developed under a funding agreement with the Government and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this Agreement, the terms of such Government agreement, applicable law or regulation shall prevail. ALI agrees that Sublicensed Products used or sold in the United States, to the extent such Sublicensed Products were developed under a funding agreement with the Government, will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the Government. MBI will promptly advise ALI if such a written waiver is requested and/or obtained.
3. ALI hereby acknowledges that it has received and reviewed each of the MD Anderson License Agreements and the November 2015 Assignment.
4.ALI understands and agrees that MBI, by this Agreement, makes no representation as to the operability of fitness for any use, safety, efficacy, approvability by regulatory authorities, time and costs of development, patentability, and/or breadth of the Sublicensed Subject Matter. MBI, by this Agreement, also makes no representation as to whether any patent covered by the Sublicensed Patent Rights is valid or as to whether there are any patents now held, or which will be held by others or by MBI in the Sublicensed Field, nor does MBI make any representation that the inventions contained in Sublicensed Subject Matter do not infringe any other patents now held or that will be held by others.
5.ALI, by execution hereof, acknowledges, covenants and agrees that ALI has not been induced in any way by MBI or employees thereof to enter into this Agreement, and further represents that ALI is entering into this Agreement voluntarily.
6.Each Party represents and warrants that:

a. it is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
b. it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;
c. this Agreement is legally binding upon it and enforceable in accordance with its terms; that the execution, delivery and performance of this Agreement by it does not conflict with any Agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental entity having jurisdiction over it; and
d. except as specifically set forth in this Agreement, it has not granted, and will not grant during the term of the Agreement, any right to any Third Party that would conflict with the rights granted to the other Party hereunder; that it has (or will have at the time performance is due) maintained, and will maintain, and keep in full force and effect, all agreements, permits and licenses necessary to perform its obligations hereunder; and in complying with the terms and conditions of this Agreement and carrying out any obligations hereunder, it will comply (and it will ensure that its subcontractor’s comply) with all applicable laws, regulations, ordinances, statutes, and decrees or proclamations of all governmental entities having jurisdiction over such Party.
7.For the Term, ALI (or any successor to ALI) will permit one representative of MBI to attend all meetings of the Board and all committees thereof (whether in person, by telephone or otherwise) in a non-voting, observer capacity and shall provide to MBI, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials, consents and resolutions provided to such members of the Board; provided, however, that ALI reserves the right to exclude such representative from access to any material or meeting or portion thereof if ALI believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons.
8.ALI, by execution hereof, acknowledges, covenants and agrees that ALI has not been induced in any way by ALI or employees thereof to enter into this Agreement, and further represents that ALI is entering into this Agreement voluntarily.
9.Upon execution of this Agreement, ALI will provide MBI with a complete schedule of the equity ownership of ALI, and further agrees to update such equity ownership schedule within 30 days after the completion of each calendar quarter after the date hereof.

Article X.
INFRINGEMENT BY THIRD PARTIES

1.If either MBI or ALI becomes aware of any infringement or potential infringement of the Sublicensed Patent Rights, each shall promptly notify the other of such in writing. MBI, at its expense, shall have the sole right as between MBI and ALI to enforce any patent exclusively licensed hereunder against infringement by Third Parties. ALI further agrees to take no action of any kind with respect to such infringement or adverse use, except by and in accordance with an express written authorization of MBI. MBI shall determine, in its sole discretion, whether and how to take any action to prevent such infringement. In resolution of such infringement, MBI may grant non-exclusive license rights to the alleged infringer notwithstanding ALI’s exclusive license rights granted herein.
2.In any suit or dispute involving an infringer, the Parties agree to cooperate fully with each other. At the request and expense of the Party bringing suit, the other party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens and the like in its possession.
Article XI.
INDEMNIFICATION
1.Each Party (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless the other Party and its officers, directors, employees, consultants, contractors, sublicensees and agents (collectively, the “Indemnified Party”) from and against any and all losses, damages and other amounts payable to a claimant, as well as reasonable attorneys’ fees and costs (collectively, “Losses”), to the extent resulting from claims, suits, proceedings or causes of action (“Claims”) brought by a Third Party against the Indemnified Party based on or arising from: (a) breach of any representation or warranty or covenant or other agreement by the Indemnifying Party contained in this Agreement, or (b) negligence, recklessness or willful misconduct by such Indemnifying Party.
2.In the event that any Third Party asserts a claim with respect to any matter for which the Indemnified Party is entitled to indemnification hereunder (a “Third-Party Indemnity Claim”), then the Indemnified Party shall promptly notify the Indemnifying Party thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then, only to the extent that) the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within ten days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third-Party Indemnity Claim, to control the defense, settlement, appeal or other disposition of the Third-Party Indemnity Claim with counsel reasonably acceptable to the Indemnified Party; provided that, the Indemnified Party will have the right to participate jointly therein and provided, further, that if the Indemnifying Party fails to take reasonable steps necessary to defend such Third-Party Indemnity Claim, the Indemnified Party may assume its own defense and the Indemnifying Party will be liable for the reasonable costs and expenses in connection therewith. The Indemnifying Party will not settle any Third-Party Indemnity Claim except: (i) with the approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed and (ii) with respect to any Third-Party Indemnity Claim relating solely to the payment of money damages and which could not result in the Indemnified Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to Indemnify the Indemnified Party hereunder; provided, that the Indemnifying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the Indemnified Party from the Third-Party Indemnity Claim. The Indemnifying Party shall obtain the written consent of the Indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Third-Party Indemnity Claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or the business of the Indemnified Party would be adversely affected in any manner.
IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY MULTIPLIED OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR

ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT REDUCE OR AFFECT EITHER PARTY’S OBLIGATIONS TO INDEMNIFY THE OTHER AGAINST THIRD-PARTY INDEMNITY CLAIMS.
Article XII.
CONFIDENTIALITY
1.The Parties each agree that Confidential Information of the other party, which is disclosed to it by the other party pursuant to this Agreement: (i) shall be received in strict confidence, (ii) shall be used only for the purposes of this Agreement, and (iii) will not be disclosed by the recipient party (except as required by law, court order or regulation), its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:
a. Was in the public domain at the time of disclosure; or
b. Later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; or
c. was lawfully disclosed to the recipient party by a Third Party having the right to disclose it; or
d. was already known by the recipient party at the time of disclosure; or
e. was independently developed by the recipient party without use of the disclosing party's Confidential Information; or
f. is required by law, court order or regulation to be disclosed, provided that such party shall promptly notify the other party of such requirement and provide the other party an opportunity to challenge or limit the disclosure requirement and to seek confidential treatment or protection order, and that the Confidential Information so disclosed shall remain otherwise subject to the confidentiality and non-use obligations set forth above in this Section 12.1.
2.Subject to full compliance with Section 12.3 below, ALI may disclose MBI’s Confidential Information to its employees, consultants and affiliate who have a need to know such information in order to satisfy ALI’s obligation under this agreement. Such employees, consultants and affiliates shall be required to agree to maintain the confidentiality of such information pursuant to terms no less restrictive that the ones set forth herein.
3.Each Party shall protect the other party’s Confidential Information with at least the same degree of care as it uses to protect its own confidential information, but at no time less than a reasonable degree of care. This obligation will exist while this Agreement is in force and for a period of five (5) years thereafter.

4.ALI acknowledges that subject to the collective MD Anderson License Agreements, UTMDACC and MBI reserve the right to publish the general scientific findings from research related to Licensed Subject Matter, with due regard to the protection of ALI’s Confidential Information. MBI will submit manuscripts of any proposed publication to ALI at least twenty (20) calendar days before publication, and ALI shall have the right to review and comment upon the publication in order to protect ALI’s Confidential Information. Upon ALI’s request, publication may be delayed up to sixty (60) additional calendar days to enable ALI to secure adequate intellectual property protection of ALI’s Confidential Information that would otherwise be affected by the publication.
Article XIII.
PATENT MARKINGS
1.ALI agrees that all packaging containing individual Sublicensed Products, documentation therefor, and, when possible, actual Sublicensed Products sold by ALI will be permanently and legibly marked with the number of any applicable patents licensed hereunder in accordance with each country’s patent laws to the extent such marking is necessary or required to fully preserve patent rights and enforcement and recovery of damages of such rights in such country.
Article XIV.
MISCELLANEOUS
1.The Parties shall execute and deliver any and all additional papers, documents, and other instruments and shall do any and all further acts and things reasonably necessary, if any, in connection with the performance of its obligation hereunder to carry out the intent of this Agreement.
2.This Agreement, including exhibits and schedules (if any) contains the entire understanding of the Parties, and supersedes all prior agreements and understandings between the Parties. This Agreement may be amended only by a written instrument signed by the Parties.
3.The waiver by any Party of any terms or condition of this Agreement, or any part hereof, shall not be deemed a waiver of any other term or condition of this Agreement, or of any later breach of this Agreement.
4. Any notice required by this Agreement will be given by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed to:

If to ALI If to MBI:

ALI, LLC Moleculin Biotech Inc., Attention: Manager  Attention: CEO
8200 Westglen Dr.  5300 Memorial Dr., Suite 950
Houston, Texas 77063  Houston, TX 77007

5.This Agreement may be executed in counterparts, all of which together shall constitute a single agreement.
6.This Agreement will be governed by, construed and enforced in accordance with the laws of the State of Texas.

7.If any provision of this Agreement or application thereof to anyone is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application. Further, the judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render, such provision enforceable.
8.The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. The Exhibits (if any) to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular will include the plural, and vice versa, (d) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import, (e) the word “or” will be deemed to include the word “and” (e.g., “and/or”) and (f) references to “ARTICLE,” “Section,” “subsection”, “clause” or other subdivision, or to a Schedule or Exhibit, without reference to a document are to the specified provision, Schedule or Exhibit of this Agreement. This Agreement will be construed as if it were drafted jointly by the Parties and shall not be strictly construed against either Party.
9.Except for the payment of any amount due hereunder (other than any amount disputed in good faith), neither Party shall be liable to the other for any failure or delay in the fulfillment of its obligations under this Agreement, when any such failure or delay is caused by fire, flood, earthquakes, locusts, explosions, sabotage, terrorism, lack of adequate raw materials (caused by matters beyond the reasonable control of the performing Party), civil commotions, riots, invasions, wars, peril of the sea, acts, restraints, requisitions, regulations, or directions of government authorities (caused by matters beyond the reasonable control of the performing Party), acts of God, or any similar cause beyond the reasonable control of the performing Party (each, a “Force Majeure Event”). In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, the performing Party will notify the other Party forthwith, and will nevertheless make every endeavor, in the utmost good faith, to discharge its obligations, even if in a partial or compromised manner. For clarity, a Force Majeure Event shall not excuse a Party from its obligation to pay any money due hereunder.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives with full right, power and authority to enter into and perform under this Agreement.

Moleculin Biotech, Inc.    ALI, LLC

By: _/s/ Walter Klemp__________   By: _/s/ D. Hughes Watler
Walter Klemp, CEO     Manager
Date: _2/19/2019______________   Date: _2/19/2019_____________